UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2008

Radian Group Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

(215) 231-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2008, Radian Group Inc. (the “Company”) and Radian Asset Assurance Inc., the Company’s principal financial guaranty subsidiary (“RAA”), entered into a Transition Agreement and General Release (the “Transition Agreement”) with Stephen D. Cooke, President of RAA. Under this Agreement, Mr. Cooke’s employment with RAA will terminate on December 31, 2008 (the “Termination Date”). He will continue to serve as President of RAA until his Termination Date. The Company has appointed David J. Beidler, currently Chief Operating Officer of RAA, to replace Mr. Cooke as President of RAA, effective January 1, 2009.

Under the Transition Agreement:

(1)	Until the Termination Date, Mr. Cooke will: (a) receive his current monthly base salary (subject to applicable tax withholding); (b) be eligible for all of the Company’s regular benefits and perquisites, policies and programs for executives, provided that Mr. Cooke will not be entitled to any bonus compensation or other incentive compensation; and (c) vest in any outstanding equity grants held by him. Mr. Cooke will not be eligible for any additional equity grants.

(2)	Upon termination of his employment, Mr. Cooke will be entitled to the following amounts and benefits (subject to applicable tax withholdings):

•	A lump sum payment of $2,731,455, payable within 15 days following the Termination Date;

•	Conversion rights under the welfare benefit plans of the Company in which he participated;

•	Executive outplacement services for up to 12 months following the Termination Date and not to exceed $25,000 in total cost; and

•

If Mr. Cooke is subject to excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) as a result of an “excess parachute payment” as defined in Section 280G(b) of the Code, he shall be entitled to reimbursement for such excise tax, plus any income or excise taxes imposed on account of such tax reimbursement.

(3)	If Mr. Cooke voluntarily terminates employment before the Termination Date or breaches the Transition Agreement, or if the Company terminates Mr. Cooke for Cause (as defined in the Transition Agreement) before the Termination Date, Mr. Cooke will not receive any of the payments described above.

(4)	Mr. Cooke is prohibited during his employment and for a period of 12 months following the Termination Date from directly or indirectly soliciting (or aiding in the solicitation of), inducing, encouraging or in any way causing any employee of the Company or its subsidiaries and affiliates from leaving the employ of such entity.

(5)	During the 12 months following the Termination Date, Mr. Cooke will provide such consulting services to the Company and its subsidiaries (up to 20 hours per month) as may be requested by the Company’s Chief Executive Officer or board of directors.

(6)	The previously disclosed Agreement between the Company and Mr. Cooke dated December 12, 2005 and the Amended and Restated Agreement between RAA and Mr. Cooke dated December 11, 2007 (together, the “Change of Control Agreements”), each is deemed terminated and of no further force or effect.

(7)	Mr. Cooke agrees to release the Company and its past and present affiliates from any and all matters or claims, whether known or unknown.

(8)	Mr. Cooke has the right to revoke the Transition Agreement at any time on or before October 22, 2008.

The following items are incorporated into this Item 5.02 as if fully set forth herein: (1) the Transition Agreement filed as Exhibit 10.1 to this report and (2) the description of the material terms of the Change of Control Agreements included in the Company’s proxy statement for the Company’s 2008 Annual Meeting of Stockholders under “Compensation of Executive Officers and Directors—Potential Payments upon Termination of Employment or Change of Control.”

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1*+	Transition Agreement and General Release between Radian Group Inc., Radian Asset Assurance Inc. and Stephen D. Cooke, dated October 15, 2008.

*	Filed herewith
+	Management contract, compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: October 21, 2008	By:	/s/ Richard I. Altman
Richard I. Altman
EVP, Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1*+	Transition Agreement and General Release between Radian Group Inc., Radian Asset Assurance Inc. and Stephen D. Cooke, dated October 15, 2008.

*	Filed herewith
+	Management contract, compensatory plan or arrangement.